CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 23, 2008, accompanying the financial statements of Investment Grade Trust, Series 26 (included in Van Kampen Unit Trusts, Taxable Income Series 109) as of March 31, 2008, and for the period from April 10, 2007 (date of deposit) through March 31, 2008 then ended and the financial highlights for the period from April 10, 2007 (date of deposit) through March 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-135931) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                               GRANT THORNTON LLP

New York, New York
July 23, 2008